                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated July 22, 1996, included in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of LeCroy Corporation for the registration of 2,300,000 shares of its common stock.

  We also consent to the incorporation by reference therein of our report dated July 22, 1996, with respect to the financial statements and financial statement schedule of LeCroy Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey February 25, 1997